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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF SONIC AUTO WORLD, INC.

1. Town and Country Ford, Inc.
State of Incorporation: North Carolina

2. Marcus David Corporation d/b/a Town & Country Toyota
State of Incorporation: North Carolina

3. Frontier Oldsmobile-Cadillac, Inc.
State of Incorporation: North Carolina

4. FMF Management, Inc. d/b/a Fort Mill Ford
State of Organization: South Carolina

5. Fort Mill Chrysler-Plymouth-Dodge Inc.
State of Incorporation: South Carolina

6. Lone Star Ford, Inc.
State of Incorporation: Texas

7. Sonic Dodge, LLC
State of Incorporation: North Carolina

8. Sonic Chrysler-Plymouth-Jeep-Eagle, LLC
State of Incorporaiton: North Carolina